EXHIBIT 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF INCORPORATION

Universal Capital Management, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

First:  That the name of this corporation (the "Corporation") is Universal Capital Management, Inc.

Second:  That the certificate of incorporation of the Corporation (the "Certificate of Incorporation") was originally filed with the Delaware Secretary of State on August 16, 2004.

Third: The Board of Directors of the Corporation, by unanimous written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted the following amendments to the Certificate of Incorporation:

Fourth: That Article FOURTH of the Certificate of Incorporation is amended to read in its entirety as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be two hundred million (200,000,000) shares, of which one hundred fifty million (150,000,000) shares shall be common stock, par value $0.001 per share (the "common stock") and fifty million (50,000,000) shares shall be preferred stock, par value $0.001 per share (the "Preferred Stock"). All of the shares of common stock shall be of one class. The Board of Directors of the Corporation is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Upon the filing and effectiveness (the "Effective Time") pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each five (5) shares of common stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of common stock shall be entitled to be rounded up to the next whole share of common stock. Each certificate that immediately prior to the Effective Time represented shares of common stock ("Old

Certificates"), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to adjustment for fractional share interests as described above.

For purposes of clarity, after the Reverse Stock Split, the total number of shares of all classes of stock that the Corporation shall have authority to issue shall be two hundred million (200,000,000) shares, consisting of one hundred fifty million (150,000,000) shares of common stock and fifty million (50,000,000) shares of Preferred Stock.

Fifth: This Certificate of Amendment to the Certificate of Incorporation of the Corporation shall become effective on June 18, 2014 at 5:00 pm EDT.

Sixth:  That, by written consent executed in accordance with Section 228 of the General Corporation Law of the State of Delaware, the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon, and the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, was given written notice of the proposed amendment to the Certificate of Incorporation and voted in favor of the adoption of the amendment to the Certificate of Incorporation. The necessary numbers of shares, as required by statute, were voted in favor of the amendment.

Seventh:  That said amendments to the Certificate of Incorporation were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 5th day of June, 2014.

UNIVERSAL CAPITAL MANAGEMENT, INC.

By:	/s/ Michael D. Queen
Michael D. Queen,
Chief Executive Officer

State of Delaware

Secretary of State

Division of Corporations

Delivered 12:18  PM 06/05/2014

FILED 12:18  PM 06/05/2014

SRV 140801126-3830078 FILE